EXHIBIT 16.1

September 11, 2014

Securities and Exchange Commission
100 F. Street
Washington, DC 20549 - 7561

Re: Basta Holdings Corp.
Commission File No. 333-185572

We have read the statements that we understand Basta Holdings Corp.will include under Item 4.01 of the Form 8-K report dated September 11, 2014 and agree with such statements in so far as they apply to our firm.

We have no basis to agree or disagree with any other statement made in Item 4.01 of such report.

Sincerely,

Cutler & Co., LLC